Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-183199) of Mackinac Financial Corporation, of our report dated March 18, 2019 on the financial statements of Mackinac Financial Corporation and Subsidiaries for the year ended December 31, 2018, appearing in this Form 10-K.

/s/Plante & Moran, PLLC

March 18, 2019

Grand Rapids, Michigan